CBS INC. and subsidiaries

            EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In millions, except per share amounts)

                                                     PRIMARY
                                           Three months     Six months
                                          ended June 30    ended June 30

                                           1994    1993     1994    1993
Earnings:
 Net Income                               $109.3  $107.4   $178.6  $161.6
 Post-tax interest on convertible
  debentures (assumes conversion of debt)*   -        .3       -      3.3
 Dividends on Series B preference
  stock (note 5)                            (3.1)   (3.2)    (6.8)   (6.3)
 Net income applicable to common shares   $106.2  $104.5   $171.8  $158.6

Shares:
 Weighted average number of common
  shares outstanding                        15.5    14.8     15.5    14.1
 Common stock equivalents                     -       .7       -      1.4
 Adjusted shares                            15.5    15.5     15.5    15.5

Per share:

 Net income                                $6.84   $6.73   $11.07  $10.23




*The debentures were converted in May 1993. Conversion was assumed for all prior periods.














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                          CBS INC. and subsidiaries

      EXHIBIT 11 (continued) - COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In millions, except per share amounts)


                                                FULLY DILUTED
                                           Three months     Six months
                                          ended June 30    ended June 30

                                           1994    1993     1994    1993
Earnings:
 Net Income                               $109.3  $107.4   $178.6  $161.6
 Post-tax interest on convertible
  debentures (assumes conversion of debt)*    -       .3       -      3.3
 Net income applicable to common shares   $109.3  $107.7   $178.6  $164.9

Shares:
 Weighted average number of common
  shares outstanding                        15.5    14.8     15.5    14.1
 Common stock equivalents                     .1      .7       .1     1.4
 Assumed conversion of Series B
  preference stock                            .8      .9       .8      .9
 Adjusted shares                            16.4    16.4     16.4    16.4

Per share:

 Net income                                $6.64   $6.57   $10.86  $10.07




*The debentures were converted in May 1993. Conversion was assumed for all prior periods.












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